Exhibit 99.(P)(16)

POLICY  |  Code of Ethics  |

Investec Asset Management

Global Code of Ethics

POLICY  |  Code of Ethics  |  General Introduction

CONTENTS

1.	General Introduction by the Chief Executive Officer	2

2.	Management of Conflicts of Interest	4

3.	Treating Customers Fairly	8

4.	Confidentiality of Client and Business Information	11

5.	Handling of Inside Information	14

6.	Personal Account Dealing	18

7.	Disclosure of Outside Interest	21

8.	Third Party Benefits - provision or receipt of Benefits (gifts, entertainment, hospitality, events and other benefits)	24

APPENDICES

A	Regulatory regime – Inside Information
B	Regulatory regime – Benefits (gifts, entertainment, hospitality, events and other benefits)

DECLARATIONS

Initial declaration of understanding and acceptance for new employees

All new employees globally are required to provide initial declarations of understanding and acceptance of the Global Code of Ethics. To ensure ongoing compliance with the Global Code of Ethics, all employees globally are required to re-confirm adherence on an at least annual basis.

NOTE

IAM Compliance recognises that the firm operates globally in many jurisdictions, meaning that it is possible that aspects of this Global Code of Ethics may differ from local jurisdictional standards in a particular region. If there appears to be a conflict between this Global Code of Ethics and local laws, or if you have questions regarding the interpretation of applicable laws, please contact IAM Compliance promptly for clarification. As a general principle, when there is a difference between the IAM policies that apply to you, and the laws of the jurisdictions in which you conduct business, the more restrictive requirement will prevail.

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POLICY  |  Code of Ethics  |  General Introduction

1	GENERAL INTRODUCTION BY THE CHIEF EXECUTIVE OFFICER

Why we need a Global Code of Ethics

The directors and leadership of our firm are committed to ensuring that Investec Asset Management and subsidiary companies (together “IAM”) comply with applicable legislative, regulatory and market requirements, including conducting themselves in accordance with best business practice and ethical standards across the many jurisdictions in which we operate. To put it another way, it is incumbent on us, as the managers of our clients’ investments, to display in every activity the highest levels of ethical and professional conduct, to ensure that our clients’ interests are always protected, and that acceptable levels of market conduct prevail in all markets in which we conduct business and serve clients.

Consequently, we expect our people (including staff members, full-time, part-time, consultants and non-executives) to observe and maintain the highest standards of honesty, integrity and fair dealing and to act with due skill, care and diligence in all dealings with our clients specifically, and with the market in general. The regulators’ focus on “conduct risk” which similarly is concerned with managing the risk that our conduct, as we operate our business on a day-to-day basis, could have a negative impact on outcomes for our clients or the market in general.

This Global Code of Ethics (“Code”) has been developed to delineate what is acceptable personal and professional behaviour for all employees, as well as to set out certain legal and regulatory requirements with which all employees must comply. If we all conduct ourselves within the letter and spirit of this Code, we will go a long way to ensuring the correct outcomes for our clients and the markets in which we operate.

Constantly displaying the highest standards of honesty, integrity and fair dealing internally and externally is not only expected of IAM employees, but also forms part of your employment contract and any breach will be viewed as serious misconduct, which may lead to disciplinary action. A copy of this Global Code of Ethics will have been provided to you at the start of your employment and you are routinely notified of any changes to the Code. You are required to comply with the Global Code of Ethics and to report any suspected or actual breaches to the relevant Head of Compliance in your region or office.

Our firm will not survive, let alone prosper, without the trust of our clients and the wider market. It is therefore vital that all of us act with integrity and care all the time. It is an honour and privilege to be entrusted with other people’s money, but with that comes the expectation of the highest possible ethical conduct. This Global Code of Ethics symbolises IAM’s collective commitment to ethical conduct, but is by no means an exhaustive set of rules. IAM remains driven by principles, rather than solely by rules.

Important questions you need to be able to answer

I put the following questions to you and challenge you to ensure that you are fully conversant with the correct responses. If you do not know the answers, you need to study this Global Code of Ethics carefully.

1)	General Ethical Principles:
•	Are you aware of the global and local policies and procedures that apply to you as an employee of IAM in general and in your business function / role specifically?
•	Are you familiar with your duty to bring all breaches / violations of the Global Code of Ethics and the applicable laws, rules and regulations, as applicable, to the attention of Compliance immediately?
•	Are you familiar with IAM’s whistle-blowing processes?
•	Are you aware that failure to observe the standards set out in this Global Code of Ethics will lead to disciplinary action which may include dismissal?

2)	Management of Conflicts of Interest:
•	Have you familiarised yourself with what may constitute a conflict of interest?
•	Are you aware that IAM’s rules and guidance in relation to conflicts of interest are not only there to put our clients’ interests first, protect our reputation and avoid damage to the firm, but also to protect your reputation and career?
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POLICY  |  Code of Ethics  |  General Introduction

•	The provision or receipt of gifts, entertainment, hospitality and other benefits may result in a conflict of interest or regulatory sanction. Have you therefore familiarised yourself with the pre- approval process required to manage this risk?
•	Do you know that any potential or actual conflict of interest must be escalated to line management and IAM Compliance immediately?

3)	Conduct Risk / Treating Customers Fairly (“TCF”):
•	Are you constantly aware of your obligation to conduct yourself properly in accordance with the various laws, rules and regulations of the jurisdictions in which you operate?
•	Are you constantly aware of your obligation to put your clients’ interests ahead of those of yourself and the firm to ensure that clients are always treated fairly?

4)	Confidentiality of Client and Business Information:
•	Do you keep client and business information confidential at all times?

5)	Handling of Inside Information:
•	Are you aware that the use or dissemination of inside information for gain is a criminal offence?
•	Are you familiar with our policy regarding inside information, including the procedures to be followed at all times?

6)	Personal Account Dealing:
•	Are you aware that our policy with regard to personal account dealing protects you, our clients, and the firm from conflicts of interest?
•	Are you familiar with the concepts of personal account dealing, what instruments are in scope and the meaning of affiliated persons, who are also bound by our personal account dealing policy and rules?

7)	Disclosure of Outside Interests:
•	Are you familiar with what constitutes outside interests, and have you made and updated your disclosure(s) as required by the policy?

Scope

Ideally, the Global Code of Ethics would include reference to all potential ethical and conflicts scenarios, but they are typically so diverse in nature that procedures cannot necessarily address them all. It is the responsibility of each and every one of us to ensure that IAM acts with integrity at all times. If you are ever in doubt about a situation or your position, please consult with IAM Compliance promptly as to the most appropriate action to take to avoid breaching the letter or the spirit of this Global Code of Ethics or the law. Our clients expect impeccable behaviour from all our people.

Importance

Thank you for your assistance in ensuring we maintain high ethical standards and conduct ourselves at all times in the interests of our clients and the market in general.

Hendrik du Toit

Chief Executive Officer

October 2016

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POLICY  |  Code of Ethics  |  Management of Conflicts of Interest

MANAGEMENT OF CONFLICTS OF INTEREST

CONTENTS

1.	Purpose	5

2.	Scope	5

3.	Policy	5

4.	Control Processes	6

5.	Regulatory Considerations	7

6.	Conduct Risk/Treating Customers Fairly	7
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POLICY  |  Code of Ethics  |  Management of Conflicts of Interest

1	Purpose

•	To ensure that Investec Asset Management Ltd and Investec Asset Management Holdings (Pty) Ltd and their subsidiary companies (together “IAM”) properly manage potential conflicts of interest with their clients.
•	To ensure that conflicts of interest are prevented or otherwise managed such that they do not influence IAM, its employees or third parties to act in a manner which is not in the best interest of IAM’s clients.
•	To ensure that IAM does not cause its clients to be in the position of having conflicting interests with each other that are unmanaged or undisclosed.
•	To ensure that the reputation of neither IAM nor the financial markets generally are damaged by their poor management of potential or actual conflicts of interest.
•	To ensure that any potential or actual conflict of interest is escalated to line management and reported to IAM Compliance and, where appropriate, to the Global Conflicts Committee.
•	To ensure that the investigation of any potential or actual conflict of interest is conducted in a timely and professional manner and all applicable client, regulatory and legal requirements are satisfied.
•	To ensure that any potential or actual conflict of interest is recorded and reported within the business and to clients, regulators and the relevant authorities as appropriate.

2	Scope

Global policy. Communication to be made via a variety of means, including IAM Compliance induction processes, training and annual declarations, with updates distributed by email as appropriate.

3	Policy

IAM has a fiduciary duty to clients and will always seek first to avoid, and second to manage any possible conflicts that may occur through its normal business activities so that there is no risk of damage to clients’ interests or possible reputational risk to IAM. One of the biggest assets IAM has is its reputation amongst its clients, the financial markets and its peers.

All employees are responsible for identifying and escalating to line management and IAM Compliance potential or actual conflicts. This requirement applies to any conflict of interest which may arise or potentially arise between IAM and a client and which may possibly result in damage or potential damage to the client(s) or to the reputation of IAM. This requirement applies also to potential or actual conflicts of interest between clients and between an employee and a client.

Any new actual conflict may be escalated to the Global Conflicts Committee for discussion as to the related risk, possible remediation measures and any other actions required to mitigate or manage away the conflict.

Also refer to the full IAM Conflicts of Interest Policy for more details.

Disclosure and regulation

Generally1, the regulators require that if a firm is not able to prevent or reasonably manage away a conflict of interest which could lead to a risk of damage to a client’s interests, then the firm must clearly advise the general nature and / or source of conflict of interest to the specific client before undertaking business for that client. Such notice should be a last resort; the main aim being to prevent the conflict so that such a notice should not be necessary. If notice is necessary it should be made in a durable medium (by paper, email or other hard copy) and contain sufficient detail to enable the specific client to take an informed decision as to whether to continue to carry out business with the firm.

1 Please note that different more stringent disclosure requirements apply in certain jurisdictions.

Please refer to your local Compliance team and policies for more information.

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POLICY  |  Code of Ethics  |  Management of Conflicts of Interest

The rules of the UK Financial Conduct Authority (“FCA”), the SA Financial Services Board (“FSB”) and the US Securities and Exchange Commission (“SEC”), amongst others, contain requirements regarding the management of conflicts of interest. Similar rules apply in the other jurisdictions in which IAM has offices, fund ranges or in which it operates. IAM therefore aims to apply best practice from across those jurisdictions.

The word “client” is used here to include institutional and private clients, funds, and underlying fund investors as possible conflicts could arise in any of these relationships.

IAM is a member of the Investec financial services group (“Investec Group’). IAM has sister companies such as Investec Bank and other entities within the Investec Group that carry out activities, such as treasury, stock-broking or corporate finance activities which could be seen to conflict with IAM. However, the ownership structure, with IAM’s independent reporting line within Investec Group and an operational structure including business entity ring-fencing mechanisms, ensures that no undue influence may be brought to bear by Investec Bank or any other group companies on IAM.

Identification and management of potential conflicts of interest

IAM has identified a number of potential conflicts of interest in the asset management industry, including the following examples, and endeavours to avoid or manage any potential conflict with any client:

•	Potential conflict: IAM or an employee may be in a situation where a trade error has occurred and they need to decide how the position should be corrected. The Treating Customers Fairly policy highlights how clients’ interests must be prioritised to ensure that they are treated fairly.

•	Potential conflict: IAM or an employee could mis-use information on a client which it comes across during the relationship with the client. The Confidentiality policy requires employees to protect and not abuse client confidentiality.

•	Potential conflict: IAM may deal “on-own-account” or IAM employees could use information gained through their employment to execute transactions ahead of those for clients. IAM chooses not to deal “on-own-account” but rather dedicates its resources to managing its clients’ portfolios. The Handling of Inside Information policy and the Personal Account Dealing policy apply to all employees and prohibit personal account deals where there may be a conflict with any known or proposed client deal.

•	Potential conflict: an employee could have an interest in or a directorship or some other relationship to a company in which IAM may invest clients’ portfolios or to an outsource party or service provider. The Disclosure of Outside Interests policy requires employees to disclose and take into account any outside interests which could cause a conflict.

•	Potential conflict: IAM may provide or receive gifts or entertainment to or from suppliers, brokers, financial intermediaries, clients and others with whom it carries on business. The Third Party Benefits policy (covering all gifts, entertainment, hospitality, events and other benefits) prohibits certain forms of gift or entertainment etc. and requires various pre-approval levels for other forms of gifts, entertainment, hospitality, events and other benefits so that any unusual or frequent levels can be monitored and if necessary prohibited to ensure that IAM’s conduct remains unbiased.

4	Control Processes

•	Employees are aware, through induction and routine compliance refresher training and reminders, that any suspected conflict of interest must be reported to line management and IAM Compliance.
•	The Conflict of Interests policy together with the Global Code of Ethics provides procedures and guidance within the business.
•	The Global Conflicts Committee will independently consider possible new conflicts and review individual actual real conflicts as they arise.
•	IAM Compliance may identify potential or actual conflicts of interest during monitoring or during the review of breaches, complaints, gifts and entertainment, etc.
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POLICY  |  Code of Ethics  |  Management of Conflicts of Interest

•	Potential or actual conflicts relating to a specific business area or fund range would be reviewed and included in the IAM Compliance reporting for that area / fund range.

5	Regulatory Considerations

Our clients, regulators, trustees / depositaries of the funds, and auditors require that systems and controls are in place to prevent or, if not possible to prevent, manage, disclose and if necessary ultimately give notice of any conflict of interest.

6	Conduct Risk / Treating Customers Fairly

To ensure that conflicts of interest do not influence IAM, its employees or third parties to act in a manner which is not in the best interest of IAM’s clients.

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POLICY  |  Code of Ethics  |  Treating Customers Fairly

TREATING CUSTOMERS FAIRLY

CONTENTS

1.	Purpose	9

2.	Scope	9

3.	Policy	9

4.	Control Processes	10

5.	Regulatory Considerations	10

6.	Conduct Risk / Treating Customers Fairly	10
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POLICY  |  Code of Ethics  |  Treating Customers Fairly

1	Purpose

•	To ensure that Investec Asset Management Ltd and Investec Asset Management Holdings (Pty) Ltd and their subsidiary companies (together “IAM”) acts in the best interests of their clients and treat them fairly.
•	To ensure that the reputation of neither IAM nor the financial markets generally are damaged by poor or unfair treatment of clients.
•	To ensure that any potential or actual unfair treatment of clients is escalated to line management and reported to IAM Compliance.
•	To ensure that the investigation of any potential or actual unfair treatment of clients is conducted in a timely and professional manner and all applicable client, regulatory and legal requirements are satisfied.
•	To ensure that any potential or actual unfair treatment of clients is recorded and reported within the business and to clients, regulators and the relevant authorities as appropriate.

2	Scope

Global policy. Communication to be made via a variety of means, including IAM Compliance induction processes, training and annual declarations, with updates distributed by email as appropriate.

3	Policy

Treating Customers Fairly (“TCF”) is a regulatory approach that seeks to ensure that clearly articulated client fairness outcomes are demonstrably delivered by regulated financial institutions. TCF has been implemented by the FCA in the UK and the FSB in South Africa with similar principles being advocated by other regulators. TCF is deemed core to IAM’s approach to managing its conduct risk and has therefore been adopted in its Global Code of Ethics.

IAM recognises that the needs of all stakeholders in the business – owners, employees and clients – must be addressed for long-term success to be achieved. TCF is a summary expression for the process of addressing the needs of clients which is consistent both with IAM’s approach to business and with the regulatory principles. TCF is a core business competence and must be considered every day throughout the activities that we all undertake.

TCF provides for six client outcomes with which the financial services industry needs to comply. These six client outcomes are reflected below:

	Key Driver	Client outcomes
1	Culture	Clients can be confident that they are dealing with firms where the fair treatment of clients is central to the corporate culture.
2	Marketing	Products and services marketed and sold in the retail market are designed to meet the needs of identified client groups and are targeted accordingly.
3	Information	Clients are provided with clear information and are kept appropriately informed before, during and after the point of sale.
4	Advice	Where clients receive advice, the advice is suitable and takes account of their circumstances.
5	Product	Clients are provided with products that perform as firms have led them to expect, and the associated service is of an acceptable standard and as they have been led to expect.
6	Barriers	Clients do not face unreasonable post-sale barriers imposed by firms to change product, switch provider, submit a claim or make a complaint.

The business of asset management can be seen as the manufacture and sale of “products” which will, in the main, be in the form of investment services. These may take the legal form of pooled investment funds open generally to investors or of tailored client-specific segregated investment mandates. TCF issues could arise at any stage in the “life cycle” of a product – at creation, in the sales process or during

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POLICY  |  Code of Ethics  |  Treating Customers Fairly

the period that the client is invested in the product. To consider the management of TCF issues throughout the life cycle of a product, IAM can examine the issues that could arise under six distinct headings:

1.	Product Design	–	how IAM develops a new product

2.	Marketing Strategy and Literature	–	how IAM markets the product

3.	Sales and Distribution	–	how IAM distributes the product

4.	Post-sale Client Support	–	how IAM administers the product

5.	Product Performance	–	how IAM resolves errors or breaches

6.	Feedback and Complaint Handling	–	how IAM responds to complaints

TCF is key to how IAM does business, and all employees should be aware of how TCF impacts on their roles.

4	Control Processes

•	Employees are aware, through induction and routine compliance refresher training and reminders, of their responsibilities to ensure that clients are treated fairly.
•	The Global Code of Ethics provides procedures and guidance within the business.
•	IAM Compliance may identify potential unfair treatment of clients during monitoring or during the review of breaches, complaints, gifts and entertainment, etc.
•	Potential or actual unfair treatment of clients’ interests relating to a specific business area or fund range would be reviewed and included in the IAM Compliance reporting for that area / fund range.

5	Regulatory Considerations

Our clients, regulators, trustees / depositaries of the funds, and auditors require that systems and controls are in place to prevent the unfair treatment of clients.

6	Conduct Risk / Treating Customer Fairly

To ensure that by adhering to the principles of TCF, IAM, its employees and third parties act in a manner which is in the best interest of IAM’s clients.

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POLICY  |  Code of Ethics  |  Confidentiality of Client and Business Information

CONFIDENTIALITY OF CLIENT AND BUSINESS INFORMATION

CONTENTS

1.	Purpose	12

2.	Scope	12

3.	Policy	12

4.	Control Processes	13

5.	Regulatory Considerations	13

6.	Conduct Risk / Treating Customers Fairly	13
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POLICY  |  Code of Ethics  |  Confidentiality of Client and Business Information

1	Purpose

•	To ensure that Investec Asset Management Ltd and Investec Asset Management Holdings (Pty) Ltd and their subsidiary companies (together “IAM”) safeguard client and business information.
•	To ensure that the reputation of neither IAM nor the financial markets generally are damaged by loss or mis-use of client or business information.
•	To ensure that any potential or actual loss or mis-use of client or business information is escalated to line management and reported to IAM Compliance.
•	To ensure that the investigation of any potential or actual loss or mis-use of client or business information is conducted in a timely and professional manner and all applicable client, regulatory and legal requirements are satisfied.
•	To ensure that any potential or actual loss or mis- use of client or business information is recorded and reported within the business and to clients, regulators and the relevant authorities as appropriate.

2	Scope

Global policy. Communication to be made via a variety of means, including IAM Compliance induction processes, training and annual declarations, with updates distributed by email as appropriate.

This policy should be read in conjunction with the Information Classification Policy and the Secure and Acceptable Usage Policy as these provide further detail on IAM’s expectations of its staff.

3	Policy

Employees of IAM have a duty to treat as confidential all client, business and firm information of which they become aware as a result of their position at IAM2. A clear-desk policy is advocated at all times.

All employees who come into possession of non-public information concerning IAM, the Investec Group, its clients and client dealings, must safeguard the information and ensure that they do not communicate it, intentionally or inadvertently, to any person external to IAM (including family members and friends). Such non-public information should only be used for the purpose of which the employee received it and should only be divulged to other employees who have a need to know that information in order to carry out their job responsibilities. Employees must ensure that neither they nor any of their affiliated persons intentionally or inadvertently use such non-public information, such as client personal data or investment research, for their own purposes or benefit: any such usage will be deemed to be against the Global Code of Ethics and subject to disciplinary action.

IAM complies with the Data Protection Act in the UK, the Protection of Personal Information Act in SA and similar legislation in other jurisdictions in which it operates. All client information must be kept secure, whether in electronic or paper form and access must be limited to those who need to know in order to enable them to provide a service to the relevant client. No client information should be removed from the office for purposes not related to servicing the client. Use of client information for marketing purposes is prohibited without the client’s prior consent and should be discussed with IAM Compliance.

All employees must handle client and non-public corporate information with discretion and not discuss it in public places where it can be overheard such as lifts, restaurants, taxis, aeroplanes, hallways, and social gatherings. In addition, care should be taken when using mobile phones in public spaces. Emailing of client or other business information to a personal email address is prohibited as the security levels are likely to be lower and so the risk of the records being hacked higher.

Employees should only use information to which IAM is entitled and not knowingly use confidential information belonging to any third parties, including (but not limited to) information from previous employers.

All information (whether hard copy or electronic) and all programmes or systems developed by IAM remain the property of IAM. Information, programmes and systems of IAM may not be copied for use

2 Please refer to Section 5. for the Handling of Inside Information

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POLICY  |  Code of Ethics  |  Confidentiality of Client and Business Information

other than for IAM or removed from IAM. Any departing employee must ensure that any information belonging to IAM is returned to IAM before they leave IAM’s employment.

4	Control Processses

•	Employees are aware, through induction and routine compliance and data security refresher training and reminders, of their responsibilities to ensure that clients’ information, and other information they may be aware of as a result of their position at IAM, is kept confidential.
•	The Global Code of Ethics provides procedures and guidance within the business.
•	IAM Compliance may identify potential loss or mis-use of client or business information during monitoring or during the review of breaches, complaints, gifts and entertainment, etc.
•	Potential or actual loss or mis-use of client or business information relating to a specific business area or fund range would be reviewed and included in the IAM Compliance reporting for that area / fund range.

5	Regulatory Considerations

Our clients, regulators, trustees / depositaries of the funds, and auditors require that systems and controls are in place to ensure the confidentiality of client and business information.

6	Conduct Risk / Treating Customers Fairly

To ensure that information regarding clients and IAM is kept confidential at all times and not open to loss or mis-use.

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POLICY  |  Code of Ethics  |  Handling of Inside Information

HANDLING OF INSIDE INFORMATION

CONTENTS

1.	Purpose	15

2.	Scope	15

3.	Policy	15

4.	Control Processes	16

5.	Regulatory Considerations	17

6.	Conduct Risk / Treating Customers Fairly	17
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POLICY  |  Code of Ethics  |  Handling of Inside Information

1	Purpose

•	To ensure that Investec Asset Management Ltd and Investec Asset Management Holdings (Pty) Ltd and their subsidiary companies (together “IAM”) achieve the highest standards of market conduct and abide by the rules and regulations relating to market abuse in all markets in which it operates.
•	To ensure that the reputation of neither IAM nor the financial markets generally are damaged by incidents or allegations of market abuse or mis-use of material non-public price sensitive information (“inside information”).
•	To ensure that any approach by a broker to IAM or its employees with potential or actual inside information is initially routed away from the portfolio managers to IAM Compliance.
•	To ensure that any potential or actual case of use of inside information is escalated to line management and reported to IAM Compliance.
•	To ensure that the investigation of any potential or actual case of use of inside information is conducted in a timely and professional manner and all applicable client, regulatory and legal requirements are satisfied.
•	To ensure that any potential or actual case of use of inside information is recorded and reported within the business and to clients, regulators and the relevant authorities as appropriate.

2	Scope

Global policy. Communication to be made via a variety of means, including IAM Compliance induction processes, training and annual declarations, with updates distributed by email as appropriate.

3	Policy

Price sensitive information

IAM is a global multi-specialist investment manager, managing third party portfolios across geographies, markets, asset classes and investment strategies. IAM’s investment team and other staff members are from time to time recipients of material non-public price sensitive information (“inside information”).

Management of inside information

The efficient management and control of inside information is key to ensuring that IAM achieves the highest standard of market conduct and abides by the rules and regulations relating to market abuse in all markets in which it operates. “Insider dealing / insider trading” is defined in the laws and regulations of the regulatory regimes IAM is subject to and includes trading and tipping off others to trade on the basis of inside information. Due to the global nature of IAM’s business employees may be subject to one or more regulatory regimes and IAM’s policies and procedures are designed to account for issues which may arise under any regime. The sections below summarise IAM’s policy for managing inside information.

Confidentiality:

Information acquired in relation to companies being invested in on behalf of clients must be kept confidential unless it is already publicly known. All information in relation to a proposed or actual investment transaction must be treated as confidential. Employees of IAM must only use investment information for the purposes of IAM business and must safeguard such information by ensuring that they do not discuss it or disclose it to anyone other than those who have a need or a right to know the information.

In particular, discussing or imparting inside information to individuals who are not employees of IAM (including close family and friends) is strictly prohibited, and constitutes both a crime and a serious breach of the Global Code of Ethics.

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POLICY  |  Code of Ethics  |  Handling of Inside Information

Confidentiality restrictions cease only when inside information ceases to be inside information, normally when it becomes publicly available.

Inside information leading to embargo across the house:

Where employees of IAM are in possession of inside information, the security or securities concerned will be embargoed until the information ceases to be inside information, meaning that IAM may not deal in the security or securities, except in very limited circumstances. Personal account dealing in the security or securities concerned is not permitted.

Chinese walls:

Circumstances may dictate that (on a temporary or permanent basis) a “Chinese Wall” should be created within IAM to form an information barrier. It is at the discretion of IAM Compliance in agreement with the CIOs to determine that this is necessary in the specific circumstances, and to decide how the Chinese wall is to be implemented.

Controls over inside information:

In order to manage inside information effectively and in order for an information barrier to be effective various control measures should be adopted as appropriate in relation to:

•	the recording of the inside information and who is being treated as an insider.
•	the allocation of a code name, as appropriate, and the manner in which it may be used.
•	where and how inside information may be discussed or disclosed, including in meetings and by phone (landline or mobile/cell) and general prohibitions on talking to the media.
•	how and by whom inside information may be handled and stored, including IT access.
•	how inside information should be handled and secured if it has to be accessed outside of the office.

Full details of the restrictions and controls are available and will be advised to an employee at the time he / she becomes an insider.

What an employee should do if they are, or believe that they are, in receipt of inside information:

If an employee receives or suspects they may have inadvertently received inside information, they must not discuss it with anyone else but rather contact IAM Compliance immediately.

If an employee is unsure whether information they receive is deemed to be “inside information”, advice must be obtained immediately from IAM Compliance.

Internal proceedings

Employees suspected of market abuse are additionally subject to IAM’s internal disciplinary investigations and processes. Even if an individual’s conduct does not warrant further penalties from the authorities, it may be sufficient to constitute a disciplinary offence resulting in dismissal. Any form of suspicious transaction or conduct must be immediately reported to IAM Compliance.

4	Control Processes

•	Portfolio managers, traders / dealers and all other employees are aware of their responsibilities, through induction and routine compliance refresher training and reminders, to ensure that any call or contact from a broker or issuer regarding potential or actual inside information will be passed immediately to IAM Compliance.
•	The Global Code of Ethics provides procedures and guidance within the business.
•	IAM Compliance may identify potential or actual use of inside information during monitoring.
•	Potential or actual use of inside information relating to a specific business area or fund range would be reviewed and included in the IAM Compliance reporting for that area / fund range.
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POLICY  |  Code of Ethics  |  Handling of Inside Information

5	Regulatory Considerations

Our clients, regulators, trustees / depositaries of the funds, and auditors require that systems and controls are in place to ensure that IAM and its employees are not open to the mis-use of inside information.

6	Conduct Risk / Treating Customers Fairly

To ensure that access to potential or actual inside information does not influence IAM, its employees or third parties to act in an illegal manner or a manner which is not in the best interests of IAM’s clients.

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POLICY  |  Code of Ethics  |  Personal Account Dealing

PERSONAL ACCOUNT DEALING

CONTENTS

1.	Purpose	19

2.	Scope	19

3.	Policy	19

4.	Control Processes	20

5.	Regulatory Considerations	20

6.	Conduct Risk / Treating Customers Fairly	20
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POLICY  |  Code of Ethics  |  Personal Account Dealing

1	Purpose

•	To ensure that Investec Asset Management Ltd and Investec Asset Management Holdings (Pty) Ltd and their subsidiary companies (together “IAM”) achieve the highest standards of market conduct, protect their clients from potential prioritisation by employees of their own interests over those of their clients, and also protect their employees from possible misuse of information they gain from their employment.
•	To ensure that the reputation of neither IAM nor the financial markets generally are damaged by potential incidents or allegations of market abuse, due to employees misusing information or prioritising their own interests over those of clients.
•	To ensure that any potential or actual case of potentially unfair prioritisation or advantage gained over a client is escalated to line management and reported to IAM Compliance.
•	To ensure that the investigation of any potential or actual case of potentially unfair prioritisation or advantage gained over a client is conducted in a timely and professional manner and all applicable client, regulatory and legal requirements are satisfied.
•	To ensure that any potential or actual case of potentially unfair prioritisation or advantage gained over a client is recorded and reported within the business and to clients, regulators and the relevant authorities as appropriate.

2	Scope

Global policy. Communication to be made via a variety of means, including IAM Compliance induction processes, training and annual declarations, with updates distributed by email as appropriate.

3	Policy

The Global Code of Ethics must be read with the Personal Account Dealing Policy (“PAD Policy”) as the sections below only highlight the main points of the PAD Policy.

Highlights:

•	The PAD rules form an on-going part of an individual’s contract of employment and failure to comply may constitute serious misconduct, which will lead to disciplinary action and could result in dismissal.
•	PAD rules apply to all staff and related/ affiliated persons and executive directors (refer to PAD Policy for definitions).
•	All new employees are required to provide a statement of all securities held beneficially by themselves and their affiliated persons to IAM Compliance within 10 days of joining IAM. For Southern African employees, all South African securities held need to be transferred to Investec Securities Limited (“ISL”), and IAM Compliance advised.
•	All PAD needs to be approved in accordance with the PAD Policy.
•	A PAD request form needs to be completed via the IAM Compliance site and requisite approvals must be obtained prior to any deals taking place globally. These deals need to be subsequently evidenced by contract notes.
•	Security transactions (refer to types of “affected securities” and type of transactions, as well as exceptions, in PAD Policy) require pre-approval from the Dealing Desk and from IAM Compliance. Additional permission may be required in some specific cases, e.g., for a proposed deal in smaller company stock which may be held in client portfolios. No trading for 15 days on either side of a client deal is permitted unless a waiver is in force for deals in liquid securities on specific named major world stock exchanges.
•	Investment in in-house packaged products, such as funds and unit trusts, also needs to be approved in accordance with the PAD Policy. There are exceptions for in-house packaged product deals equal to or below £20,000 / R300,000 / USD30,000 / HKD225,000 or other currency equivalent, and for investments in money market funds.
•	Use of inside information or knowledge of likely future client dealing (“front-running”) are prohibited.
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POLICY  |  Code of Ethics  |  Personal Account Dealing

•	No speculative trades are allowed: stock and or cash must always be available in the employee’s account before a deal can be placed. There is also a prohibition on short- selling, and dealing which could lead to financial difficulties.
•	The mandatory minimum holding period for affected securities is six months (including any form of derivative instrument), before any subsequent sale of the affected security is allowed.
•	Employees need to be aware of adherence to Investec Group restrictions, of which they will be notified from time to time as there is a prohibition on dealing in funds or securities potentially using inside information or which are on the group restricted list or subject to an Investec closed period. Also refer to the section on “Investment Principles” in the PAD Policy.
•	Employees subject to the US Investment Advisers Act (including those who sub- advise US registered investment companies) must submit quarterly transactions reports to IAM Compliance within 30 days of the end of each calendar quarter.
•	On an annual basis, all employees must submit an annual holdings report/declaration to IAM Compliance.
•	If an employee becomes aware of a breach or violation of the PAD Policy they should advise IAM Compliance immediately.
•	Employees may be required to close out or reverse deals that were effected in non-compliance with the PAD Policy.

All employees must familiarise themselves with the PAD Policy, and any specific local requirements, before dealing.

4	Control Processes

•	Employees are aware, through induction and routine compliance refresher training and reminders, of their responsibilities to ensure that they comply with the PAD rules.
•	The Global Code of Ethics and IAM PAD Policy provide procedures and guidance within the business.
•	IAM Compliance monitors the various holding and transaction reports as well as the contract note / brokerage confirmations.
•	Breaches of the Global Code of Ethics and PAD Policy are reviewed and included in IAM Compliance reporting.
•	Disciplinary action will be taken against individuals breaching the PAD Policy.

5	Regulatory Considerations

Our clients, regulators, trustees / depositaries of the funds, and auditors require that systems and controls are in place to ensure that IAM’s employees are not open to accusations of unfair prioritisation or gaining an advantage over a client through their personal account dealing3.

6	Conduct Risk / Treating Customers Fairly

To ensure that IAM’s employees are not open to accusations of unfair prioritisation or of gaining an advantage over a client through their personal account dealing.

3 In certain jurisdictions, regulators may request access to all PAD records during a regulatory examination.

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POLICY  |  Code of Ethics  |  Disclosure of Outside Interests

DISCLOSURE OF OUTSIDE INTERESTS

CONTENTS

1.	Purpose	22

2.	Scope	22

3.	Policy	22

4.	Control Processes	23

5.	Regulatory Considerations	23

6.	Conduct Risk / Treating Customers Fairly	23
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POLICY  |  Code of Ethics  |   Disclosure of Outside Interests

1	Purpose

•	To ensure that Investec Asset Management Ltd and Investec Asset Management Holdings (Pty) Ltd and their subsidiary companies (together “IAM”) achieve the highest standards of market conduct, ensuring that their employees are not engaged in any private or personal interest that may conflict, or potentially conflict, with the interests of IAM, clients or the wider Investec group.
•	To ensure that the reputation of neither IAM nor the financial markets generally are damaged by possible incidents or allegations of misconduct, due to employees being engaged in an interest which may conflict, or potentially conflict, with the interests of clients.
•	To ensure that any outside interest is reported to IAM Compliance and escalated to line management where appropriate.
•	To ensure that the investigation of any potential or actual case of conflict arising from an outside interest is conducted in a timely and professional manner and all applicable client, regulatory and legal requirements are satisfied.
•	To ensure that any potential or actual case of possible conflict arising from an outside interest is recorded and reported within the business and to clients, regulators and the relevant authorities as appropriate.

2	Scope

Global policy. Communication to be made via a variety of means, including IAM Compliance induction processes, training and annual declarations, with updates distributed by email as appropriate.

3	Policy

The directors and leadership of IAM believe that employees must be professional in their conduct and devote their business energies to the interests of their clients. Employees may not engage in any practice or pursue private or personal interests that may conflict, or potentially conflict, with the interests of IAM, clients or the Investec Group. The IAM Board views outside business interests as a key risk issue as this may result in reputational risk to the firm or inside information, which needs ring fencing and declaration. The non-disclosure of outside business interests will be deemed to be in breach of IAM’s Global Code of Ethics. IAM Compliance will conduct reviews to ensure all outside business interests are adequately disclosed.

The existence of a conflict of interest could have a negative impact on the reputation or financial wellbeing of IAM and/or the employee and is to be avoided or managed in accordance with the Conflicts of Interest Policy.

What constitutes an Outside Interest?

All employees are required to declare any business activity, investment or position of office (together referred to as “outside interests”) that is performed by themselves, or by an affiliated person (outside of their normal employment, unless that is in the financial services sector)

Herewith some examples of what may constitute an outside interest:

•	Financial or proprietary interest (including beneficial holdings) in a company, trust or similar vehicle or any asset class (e.g. mineral or mining rights, commercial property)
•	Appointment as a director (executive or non-executive) or trustee or similar role to any of the entities referred to above or as a director (executive or non-executive) of any listed company.
•	Involvements in investment clubs, or other investment-related projects or firms.
•	Involvement with, or appointment to, any types of office in clubs, societies, private companies, non-profit organisations, etc. where this involvement or role might materially impinge on an employee’s time in the office and/or cause a possible conflict of interest.

The above is not exhaustive, but provides a prime list of possible outside interests for guidance purposes only. Any uncertainty needs to be clarified with IAM Compliance.

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POLICY  |  Code of Ethics  |  Disclosure of Outside Interests

Outside business interests may also expose employees to inside / material non-public price sensitive information. Employees should be cautious, familiarise themselves with the Handling of Inside Information section of this Global Code of Ethics, and report any inside / (material) non-public information immediately to IAM Compliance.

Pre-approval of Outside Interests

All employees are required to obtain pre-approval for any business activity, business investment, or position of office (together referred to as “outside interests”) that is performed or held outside of their normal IAM roles. In addition they must notify IAM of any similar material business interests or positions held by their affiliated persons which may impact on the employee’s own independence if they need to make a decision between a company to which they and their affiliated persons have links and one to which they have no links.

Investec Asset Management / Investec Group related directorships

These must be disclosed to IAM Compliance who will make the required submission to Company Secretarial. Employees may not earn any directors fees from Investec Group related directorships.

Pre-approval and amendment process

Pre-approval requests and any amendments to previous declarations must be submitted on the Outside Interest Register via the IAM Compliance site. Pre-approvals and amendments will be vetted and approved directly on the Outside Interest Register. IAM Compliance will review all disclosures and amendments, and may investigate any outside interest which could be deemed to be a conflict of interest.

Annual declaration process

All employees are required to provide an annual declaration of their outside business interests via the IAM Compliance site.

4	Control Processes

•	Employees are aware, through induction and routine compliance refresher training and reminders, of their responsibilities to ensure that they comply with the rules on Disclosure of Outside Interests.
•	The Global Code of Ethics provides procedures and guidance within the business.
•	IAM Compliance may identify outside interests during monitoring.
•	Breaches of the Global Code of Ethics would be reviewed and included in IAM Compliance reporting.

5	Regulatory Considerations

Our clients, regulators, trustees / depositaries of the funds, and auditors require that systems and controls are in place to ensure that IAM’s employees are focused on their clients and that any outside interests do not distract from that duty of care.

6	Conduct Risk / Treating Customers Fairly

To ensure that IAM’s employees are focused on the interests of their clients and do not further their own personal interests, potentially at the clients’ expense.

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POLICY  |  Code of Ethics  |

THIRD PARTY BENEFITS - PROVISION OR RECEIPT OF BENEFITS (GIFTS, ENTERTAINMENT, HOSPITALITY, ETC.)

CONTENTS

1.	Purpose	25

2.	Scope	25

3.	Policy	25

4.	Control Processes	26

5.	Regulatory Considerations	26

6.	Conduct Risk / Treating Customers Fairly	26
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POLICY  |  Code of Ethics  |

1	Purpose

•	To ensure that employees of Investec Asset Management Ltd and Investec Asset Management Holdings (Pty) Ltd and their subsidiary companies (together “IAM”) do not influence and are not influenced by third parties to act improperly through the provision or receipt of monetary or non-monetary benefits.
•	To ensure that the reputation or interests of IAM, its customers and the financial markets generally are not damaged by the perception of improper influence.
•	To prohibit the offering, provision or acceptance of all monetary and non-monetary benefits to or from third parties except those that have been pre-approved through a formal process.
•	To ensure that all applicable regulatory and legal requirements relating to the provision of monetary and non-monetary benefits are met.
•	To ensure sufficient records are maintained and management information provided to give necessary assurance to senior management.

2	Scope

This is a global policy, although regulations and laws may differ in different jurisdictions. There should be no conflict between this policy and local laws but if in doubt and proposed monetary or non-monetary benefit must not be provided or received without first consulting with IAM Compliance.

3	Policy

IAM is committed to conducting its business with utmost integrity and probity. High standards of ethical behaviour are a core value and must be displayed at all times both internally and externally. IAM demands a consistent and uncompromising display of the moral strength of the firm and its employees and our behaviours must promote trust. Our global Anti-Bribery and Corruption policy covers activity that could be seen to be bribery or corruption. This policy relates to lower level activity that, while neither bribery nor corruption, might nevertheless influence a third party or an employee to act in an improper way.

The provision or receipt of benefits, even of relatively modest value, has been identified by financial regulators as activity that can create conflicts of interest that lead to poor outcomes for investors and/or market participants.

Business meetings, conferences, seminars and similar events are vital in ensuring knowledge of our products is transferred to intermediaries (and therefore that investors benefit from a higher quality of service from those intermediaries). Financial regulators are concerned however that excessive hospitality and other benefits associated with business events could lead to provider bias or other poor outcomes.

IAM is committed to ensuring that our products are recommended to investors on the basis of their merits and in recognition of the needs of the investor. IAM does not seek to obtain or retain clients by inappropriately encouraging or rewarding product sales through the provision of improper benefits. IAM seeks to prevent any employee from engaging in conduct that may be construed as encouraging or rewarding inappropriate investments in our products.

Employees are prohibited from offering, providing or accepting any monetary or non-monetary benefit from ‘third parties’ except those below agreed de minimis levels or for which prior approval has been granted through the approval process. A ‘third party’ is any individual or organisation with whom IAM has an actual or potential business relationship. For clarity this does not include purely personal relationships unrelated to an employee’s position in IAM although we do expect all employees to use their judgement to identify where there could be a potential conflict of interest even in their personal relationships.

De minimis levels, below which a benefit is excluded from this policy, are agreed between Compliance and senior management and circulated to employees periodically. Different provisions may apply according to an employee’s business unit and jurisdiction. Employees must familiarise themselves with the current agreed de minimis provisions in the jurisdiction from which they normally operate and (where

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POLICY  |  Code of Ethics  |

different) the jurisdiction in which the benefit is provided or received. Where two sets of provisions apply, benefits must meet both in order to be permitted. It is the employee’s responsibility to ensure any benefit falls within the de minimis provisions; if in doubt, employees should seek approval through the normal process rather than use the de minimis provisions.

There may be occasions when an unsolicited benefit is offered to or received by an employee from a third party with insufficient prior notice to enable the approval process to be followed. IAM prefers that such offers are refused but recognises it may on rare occasions be impolite or impractical to do so. Where this does occur, employees must complete the approval process as soon as possible following the provision or receipt of such benefit. The employee may be required to donate the item (or its value equivalent in cash) to charity or take other action as directed by IAM Compliance to eliminate the risk of a conflict of interest.

Similarly there may be rare occasions when it is not possible to seek prior approval for the provision of a benefit to a third party. Under these circumstances approval must be sought at the first opportunity after the event. Allowance for approval after the event is expected to be exceptional and only for modest food/drink where it was genuinely not possible to seek approval in advance. Employees will be required to demonstrate that they could not reasonably have sought prior approval. Where the benefit is something that itself was booked in advance (for example a restaurant meal) it will normally be the case that it was also possible to seek approval in advance.

IAM Compliance will review cases where approval has been sought after the event, or the de minimis provisions have been used. Repetitive questionable approvals sought after the event will result in further investigation and may be determined to be a breach of the policy.

4	Control Processes

•	Employees are aware that they are prohibited from offering, providing or receiving monetary or non-monetary benefits except those below agreed de minimis levels or for which they have prior approval through the approval process. Employees must consent to this policy on recruitment and at least annually thereafter.
•	The approval process is maintained by IAM Compliance and takes into account all relevant regulatory and legal requirements.
•	Where a benefit is paid for using a corporate credit card, line managers should not sign off the expense without evidence of a completed approval.
•	Tight controls are in place around the use of corporate monies and any unusual items in expense claims will be queried by line management or Finance. Finance will report to IAM Compliance any items expensed without prior approval.
•	Contracts for suppliers to events or for contributions towards third-party organised events will be reviewed by IAM Compliance before being passed to authorised signatories for signature.

5	Regulatory Considerations

Global regulators variously require that systems and controls are in place to prevent the improper receipt or provision of monetary or non-monetary benefits.

6	Conduct Risk / Treating Customers Fairly

This policy seeks to ensure IAM employees and third parties are not improperly influenced to behave in a way that might result in poor outcomes for investors as a result of a conflict of interest relating to the provision or receipt of monetary or non-monetary benefits.

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POLICY  |  Code of Ethics  |

APPROVAL MECHANISM
Responsible Officer	Scope	Approver	Date of Approval	Effective Date
Anne Gallagher	Global	General Counsel	September 2016	Immediate
		Global Risk Committee	October 2016
		IAM Boards	November 2016

Date of next review:

September 2017

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